Exhibit 11


                           SONAT INC. AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE
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


                                                           Three Months                  Nine Months
                                                    Ended September 30,           Ended September 30,
                                                    1996          1995          1996           1995
                                                        (In Thousands Except Per-Share Amounts)


   Primary Earnings Per Share(1)

Net Income                                        $ 48,034      $130,520       $134,198      $185,478
                                                  ========      ========       ========      ========


Common Stock and Common Stock Equivalents:

   Weighted Average Number of Shares
      of Common Stock Outstanding                   86,228        86,273         86,188        86,332
   Common Stock Equivalents Applicable
      to Outstanding Stock Options                   1,529           929          1,297           843
                                                    ------      --------         ------      --------

   Weighted Average Number of Shares
      of Common Stock and Common Stock
      Equivalents Outstanding                       87,757        87,202         87,485        87,175
                                                   =======      ========        =======      ========


Primary Earnings Per Share                           $ .55      $   1.50         $ 1.53      $   2.13
                                                     =====      ========         ======      ========
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(1)   This  calculation  is submitted in  accordance  with  Regulation  S-K Item
      601(b)(11)  although  not  required by Footnote 2 to  Paragraph  14 of APB
      Opinion  No. 15 because it results in  dilution  of less than 3%. For this reason,  the primary  earnings per share  amounts  shown do not agree with primary earnings per share shown on the Condensed Consolidated  Statements of Income in Part I.